VERSUM MATERIALS

DEFERRED COMPENSATION PLAN

Effective January 1, 2017

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Article 4 Contributions; Vesting; Distributions		5

4.1	Excess Employee Pre-Tax Contributions	5
4.2	Excess Matching Contributions	5
4.3	Excess Core Contributions	6
4.4	Excess Profit Sharing Contributions	6
4.5	Excess Transition Enhancement Contributions	7
4.6	Vesting and Forfeiture	7
4.7	Time of Distribution	7
4.8	Form of Distribution	9
4.9	Loans	9

Article 5 Accounts; Credited Earnings		9

5.1	Accounts	9
5.2	Credited Earnings	10
5.3	Adjustment of Accounts	10
5.4	Account Balances	10
5.5	Account Statements	11

Article 6 Administration		11

6.1	Administration	11
6.2	Finality of Determination	11
6.3	Indemnification	11
6.4	Unsecured Interest	12

Article 7 Funding of the Plan		12

7.1	Funding	12
7.2	Creation of Rabbi Trust	12

Article 8 Merger, Amendment and Termination		12

8.1	Effect of Merger, Consolidation, Acquisition or Reorganization	12
8.2	Amendment and Termination	13

Article 9 Claims Procedure		13

9.1	Claims Procedure	13
9.2	Finality of Committee Determinations	13
9.3	Additional Claim Information	14

Article 10 General Provisions		14

10.1	No Right to Continuing Employment	14
10.2	Beneficiary Designations	14
10.3	Non-alienation of Benefits	15
10.4	Offset	15
10.5	Payments to Minors; Incapacity of Recipient	15
10.6	Binding on the Company, Participants and Their Successors	16
10.7	Governing Law	16

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10.8	Severability	16
10.9	Interpretation	16
10.10	Limitations on Liabilities	16
10.11	Plan Expenses	16
10.12	Withholding	17
10.13	Tax Effect	17
10.14	Effect on Other Employee Benefits	17
10.15	Gender and Number; Headings	17
10.16	Section 409A Compliance	17

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Article 1    Establishment and Purpose

1.1    Establishment of Plan. Versum Materials, Inc. (the “Company”) hereby establishes, effective as of January 1, 2017, an unfunded nonqualified deferred compensation plan for a select group of management and highly compensated employees to be known as the Versum Materials Deferred Compensation Plan (the “Plan”).

1.2    Purpose. The purpose of the Plan is to provide Eligible Employees with (i) the opportunity to defer, annually, the receipt of a portion of their Compensation and (ii) supplemental retirement benefits to those provided under the Versum Materials Retirement Savings Plan (the “Retirement Savings Plan”), absent the application of the maximum annual compensation limitations under Code Section 401(a)(17), the maximum annual benefit and contribution limitations under Code Sections 402(g) and 415, or any other applicable limitations on contributions in effect under the Retirement Savings Plan, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred or contributed under the Plan. In this regard, it is the intent that this Plan constitute a separate unfunded plan that meets the requirements of, and that is classified as, a plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA and also, to the extent relevant, as an excess benefit plan within the meaning of Section 3(36) of ERISA. As such, it is intended that the Plan be exempt from the relevant requirements of Title I of ERISA. In addition, this Plan is not intended to satisfy the qualification requirements of Code Section 401. However, the Plan is intended to comply with the requirements of Code section 409A and the Treasury regulations issued thereunder.

1.3    Application of the Plan. The terms of this Plan are applicable only with respect to the deferral of Compensation by or on behalf of Participants under this Plan on or after January 1, 2017.

1.4    Compliance with Code Section 409A. The Plan is intended to comply, in all respects, with the requirements of Code Section 409A, and the Plan shall be interpreted and administered accordingly. The Committee reserves the right, in its sole discretion, to make any changes necessary to ensure that the Plan is, and remains, compliant with Code Section 409A.

Article 2    Definitions

This Plan is not part of the Retirement Savings Plan. However, for ease of definitional reference and common administration, the Retirement Savings Plan is referred to herein, and various terms from the Retirement Savings Plan are hereby incorporated herein by reference and shall have the same meanings assigned to them under the provisions of the Retirement Savings Plan, unless otherwise qualified by the context hereof. Notwithstanding the prior sentence, the following terms shall have the meanings set forth below, unless their context clearly indicates to the contrary:

2.1    “Account” means the recordkeeping account which is maintained in the name of a Participant to account for any Excess Employee Pre-Tax Contributions, Excess Matching Contributions, Excess Core Contributions, Excess Profit Sharing Contributions, Excess

Transition Enhancement Contributions and Credited Earnings which may be credited to his Account from time to time. Separate sub-accounts within each such Account shall be maintained to account for each separate type of contribution category under the Plan and any Credited Earnings attributable thereto.

2.2    “Administrator” means the VP of Human Resources, or his designee.

2.3    “Affiliate” means any corporation, trade, or business if it and the Company are members of a controlled group of corporations, are under common control, or are members of an affiliated service group, within the meaning of Code Sections 414(b), 414(c) and 414(m), respectively. The term “Affiliate” shall also include any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

2.4    “Annual Incentive Amounts” means, as determined more specifically by the Committee, any annual variable compensation payout under the Versum Materials Annual Incentive Plan.

2.5    “Base Salary” means amounts which would have been paid to a Participant currently as base salary, notwithstanding an election to defer certain amounts under this Plan or under any other deferred compensation plan (qualified or nonqualified) maintained by the Company.

2.6    “Beneficiary” means the person or persons designated by a Participant, in accordance with Section 10.2 of the Plan. Where the context dictates, the term “Beneficiary” shall also mean “Beneficiaries.”

2.7    “Change in Control” shall have the meaning provided under the Versum Materials, Inc. Long-Term Incentive Plan.

2.8    “Code” means the Internal Revenue Code of 1986, as amended.

2.9    “Committee” means the Versum Materials, Inc. Employee Benefits Plan Committee.

2.10    “Company” means Versum Materials, Inc., a Delaware corporation, and any Affiliate.

2.11    “Compensation” means an Eligible Employee’s compensation as defined under the Retirement Savings Plan, with the exception that the limitation of Code Section 401(a)(17) shall not apply.

2.12    “Credited Earnings” means the earnings or loss amounts credited to a Participant’s Account, as provided in Section 5.2.

2.13    “Disability” or “Disabled” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Code Section 409A(a)(2)(C) and Treas. Reg. § 1.409A-3(i)(4). For purposes of this Section 2.11, a Participant will be deemed disabled if such Participant is determined to be totally disabled by the Social Security Administration. Moreover, a Participant will be deemed disabled if such Participant is determined to be disabled in accordance with a disability insurance program of the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treas. Reg. § 1.409A-3(i)(4).

2.14    “Eligible Employee” means an Employee that satisfies the requirements of Section 3.1 hereof.

2.15    “Employee” means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel practices of the Company), including citizens of the United States employed outside of their home country and resident aliens employed in the United States.

2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17    “Excess Contributions” means the contributions as described in Sections 4.1, 4.2, 4.3, 4.4 and 4.5.

2.18    “Excess Core Contributions” means the contributions described in Section 4.3.

2.19    “Excess Employee Pre-Tax Contributions” means the contributions as described in Section 4.1.

2.20    “Excess Matching Contributions” means the contributions as described in Section 4.2.

2.21    “Excess Profit Sharing Contributions” means the contributions described in Section 4.4.

2.22    “Excess Transition Enhancement Contributions” means the contributions described in Section 4.5.

2.23    “Fiscal Year” means the twelve-month period ending on the September 30 of each year during which the Plan is in effect.

2.24    “Participant” means an Eligible Employee who is participating in the Plan. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

2.25    “Plan” means the Versum Materials Deferred Compensation Plan, a nonqualified deferred compensation plan for a select group of management and highly compensated employees, as contained herein and as the same may be amended hereunder.

2.26    “Plan Year” means the twelve-month period ending on the December 31 of each year during which the Plan is in effect.

2.27    “Retirement Savings Plan” means the Versum Materials Retirement Savings Plan, as amended from time to time.

2.28    “Termination of Employment” means the retirement, resignation, death, or other voluntary or involuntary termination of a Participant’s employment relationship with the Company. A Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts upon or following a Termination of Employment unless such termination is also a “separation from service” within the meaning of Code Section 409A.

2.29    “Vesting Service” means the vesting service credited to a Participant under the Retirement Savings Plan.

Article 3    Participation

3.1    Eligibility

An Employee shall be an Eligible Employee if the Employee satisfies the following requirements:

(a)    is a member of a select group of management or highly compensated employees (within the meaning of sections 201(2), 301(3) and 401(a)(1) of ERISA) of the Company; and

(b)    is recommended by the Committee as eligible to participate; and

(c)    is approved by the Administrator, or by the Administrator’s designee, to be eligible to participate in the Plan from time to time.

An Eligible Employee may elect to defer a portion of his compensation under the Plan by filing a completed and fully executed Deferral Agreement (and any and all other forms as may be required by the Committee) with the Company’s Human Resources Department. Such forms must be received and acknowledged by the Company’s Human Resources Department in accordance with Section 4.1 below.

Eligibility designation may be based on participation criteria established by the Administrator or his designee from time to time. Once an Employee has been designated as eligible to participate in the Plan, he shall thereafter remain eligible to participate in the Plan so long as the Administrator or his designee has not terminated such status. The Administrator or his designee may establish such procedures as are deemed appropriate for notifying Employees of their status as Eligible Employees under this Plan. The Administrator or his designee may terminate the eligible status of any designated Eligible Employee at any time.

3.2    Participation

An Eligible Employee as described in Section 3.1 shall become a Participant under the Plan following the date he meets the eligibility requirements of Section 3.1, and completes an annual enrollment form provided by the Company within the time period established by the Company. An Eligible Employee with an Account balance under the Plan shall be a Participant under the Plan. In addition, an Eligible Employee who ceases to be eligible to participate in the Plan, by reason of loss of eligibility status (as determined by the Administrator or his designee pursuant to Section 3.1 above) or by termination or transfer of employment shall continue as a Participant under the Plan so long as he has a balance credited to his Account under the Plan.

Article 4    Contributions; Vesting; Distributions

4.1    Excess Employee Pre-Tax Contributions

(a)    Excess Employee Pre-Tax Contributions. Prior to the commencement of a Plan Year, or at the time of hire or promotion to an eligible class, as recommended by the Committee and approved by the Administrator pursuant to Section 3.1 above, a Participant may elect to defer a percentage of his Base Salary and/or Annual Incentive Amounts, if any, for each payroll period during the Plan Year in a form and manner prescribed by the Committee. With respect to a deferral of Base Salary, the election must be a whole number between one percent (1%) and fifty percent (50%), inclusive. With respect to a deferral of Annual Incentive Amounts, the election must be a whole number between one percent (1%) and one hundred percent (100%), inclusive. This election is separate from an election to defer a portion of Compensation under the Retirement Savings Plan and is not integrated with the Retirement Savings Plan in any way. If an Employee is designated as eligible to participate in the Plan during the course of a Plan Year, an election to defer amounts under the Plan shall be made by a date prescribed by the Committee, but in no event later than thirty (30) days after the Employee is designated as eligible to participate in the Plan. A Participant’s election to defer a portion of his Base Salary and/or Annual Incentive Amounts, if any, for a particular Plan Year under this Section 4.1(a) is irrevocable.

(b)    Crediting of Excess Employee Pre-Tax Contributions. The determination of the amount of any Excess Employee Pre-Tax Contributions for a Participant shall be calculated in the same manner as a Deferral Contributions determined with respect to each Participant under the Retirement Savings Plan without regard to the applicable limits under sections 402(g) and 401(a)(17) of the Code. As such determinations are made, each Participant shall be credited under the Plan with the applicable amount of his Excess Employee Pre-Tax Contribution at a time and in a manner consistent with the provisions of the Retirement Savings Plan, regarding the crediting of Deferral Contributions or at such other times and in such other manner as the Committee may determine from time to time. Such amounts shall be credited on a bi-weekly basis to the Excess Employee Pre-Tax Contributions subaccount of each Participant’s Account.

4.2    Excess Matching Contributions

(a)    Excess Matching Contributions. For each Participant electing to make Deferral Contributions to the Retirement Savings Plan, to the extent such Participant is limited under the Retirement Savings Plan by Code Sections 415(c) and/or 401(a)(17), the Company shall credit, on behalf of each Participant employed by the Company, Excess Matching Contributions in an amount equal to two-thirds of one percent (.667%) for each one percent (1%) up to a maximum of six percent (6%) of Deferral Contributions to the Retirement Savings Plan. For purposes of clarity, Excess Matching Contributions shall be made on any Deferral Contributions made under the Retirement Savings Plan for which matching contributions under the Retirement Savings Plan are limited because of Code Sections 415(c) and/or 401(a)(17), and not on any Excess Employee Pre-Tax Contributions made pursuant to Section 4.1 of the Plan.

(b)    Crediting of Excess Matching Contributions. Excess Matching Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee, which shall generally be on a bi-weekly basis, absent a contrary direction by the Committee. A Participant must be employed by the Company on the last day of a Plan Year in order to receive a true up of such Participant’s Excess Matching Contribution under the Plan. Excess Matching Contributions shall be credited to the Excess Matching Contributions subaccount of a Participant’s Account.

4.3    Excess Core Contributions

(a)    Excess Core Contributions. For each Plan Year, the Company shall credit, on behalf of each Participant employed by the Company, Excess Core Contributions to this Plan in an amount equal to four percent (4%) of such Participant’s Base Salary and Annual Incentive Amounts, offset by any Core Contributions made under the Retirement Savings Plan. As a point of clarity, Excess Core Contributions shall only be made on (i) the Participant’s Base Salary to the extent such Participant’s Base Salary and Core Contributions exceed the applicable limitations of Code Sections 401(a)(17) and 415(c) and (ii) Annual Incentive Amounts. There shall be no duplication of benefits under this Plan and the Retirement Savings Plan. The calculation and allocation of Excess Core Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee, but shall be made without regard to the applicable limitations under Code Sections 401(a)(17) and 415(c).

(b)    Crediting of Excess Core Contributions. Excess Core Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee. Excess Core Contributions shall be credited to the Excess Core Contributions subaccount of a Participant’s Account.

4.4    Excess Profit Sharing Contributions

(a)    Excess Profit Sharing Contributions. For each Plan Year, the Company shall determine the amount of the Excess Profit Sharing Contribution, if any, to be made on behalf of each Participant employed by the Company on the last day of such Fiscal Year. As a point of clarity, Excess Profit Sharing Contributions shall only be made to the extent such Participant’s Base Salary and Profit Sharing Contributions exceed the applicable limitations of Code Sections 401(a)(17) and 415(c). There shall be no duplication of benefits under this Plan and the Retirement Savings Plan. The calculation and allocation of Excess Profit Sharing Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee. To be eligible to receive an Excess Profit Sharing Contribution with respect to a Plan Year, a Participant must be limited under the Retirement Savings Plan by Code Sections 415(c) and/or 401(a)(17).

(b)    Crediting of Excess Profit Sharing Contributions. Excess Profit Sharing Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee. A Participant must be employed by the Company on the last day of a Fiscal Year in order to receive an Excess Profit Sharing Contribution under the Plan. Such amounts shall be credited to the Excess Profit Sharing Contributions sub-account of each Participant’s Account.

4.5    Excess Transition Enhancement Contributions

(a)    Excess Transition Enhancement Contributions. For each Plan Year, the Company shall determine the amount of the Excess Transition Enhancement Contribution, if any, to be made on behalf of each Participant employed by the Company on the last day of such Fiscal Year. As a point of clarity, Excess Transition Enhancement Contributions shall only be made on the Participant’s Base Salary to the extent such Participant’s Base Salary and Transition Enhancement Contributions exceed the applicable limitations of Code Sections 401(a)(17) and 415(c). There shall be no duplication of benefits under this Plan and the Retirement Savings Plan. To be eligible to receive an Excess Transition Enhancement Contribution with respect to a Plan Year, a Participant must be limited under the Retirement Savings Plan by Code Sections 415(c) and/or 401(a)(17). The calculation and allocation of Excess Transition Enhancement Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee, but shall be made without regard to the applicable limitations under Code Section 401(a)(17) and/or 415(c).

(b)    Crediting of Excess Transition Enhancement Contributions. Excess Transition Enhancement Contributions shall be credited to the Account of the Participant at such time and in such manner as determined by the Committee. A Participant must be employed by the Company on the last day of a Fiscal Year in order to receive an Excess Transition Enhancement Contribution under the Plan. Excess Transition Enhancement Contributions shall be credited to the Excess Transition Enhancement Contributions subaccount of a Participant’s Account.

4.6    Vesting and Forfeiture

Vesting. A Participant shall have a nonforfeitable, fully vested interest in all Excess Employee Pre-Tax Contributions, Excess Matching Contributions, Excess Core Contributions, and Excess Profit Sharing Contributions and Credited Earnings thereon, as such contributions are credited to a Participant’s Account. A Participant shall become vested in all, Excess Transition Enhancement Contributions and Credited Earnings thereon upon the Participant’s completion of the Vesting Service requirements set forth below:

Completed Years of Vesting Service	Vested Percentage
1	0%
2	0%
3	100%

Any forfeitures made as a result of this Section 4.6(a) shall be used as follows: first, to pay Plan administrative expenses, and second, to reduce the amount of Company contributions to the Plan.

4.7    Time of Distribution

A Participant shall receive a distribution of the vested balance credited to his Account as soon as administratively feasible following the date that is twelve months after the Participant’s Termination of Employment. A Participant may select distribution of the vested balance credited to his Account in the form of a lump sum or in installments. As discussed in Section 4.8, in the event of a failure to elect a form of payment, the Participant’s Account shall be distributed in a single lump-sum payment as soon as administratively feasible following the date that is twelve months after the Participant’s Termination of Employment.

(a)    Termination of Employment. Except as otherwise provided in Subsection (b) or (c) below with regard to a benefit distribution due to death or Disability, a Participant may elect to receive a distribution of all or any portion of the vested balance credited to his Account in a single lump sum payment or on an annual basis over a period of at least one year and not to exceed five years, commencing as soon as administratively feasible following the date that is twelve months after his Termination of Employment. Notwithstanding the foregoing, with respect to a lump sum election, a Participant may elect to commence distribution of all of his Account in a single lump sum payment commencing at least one year and not to exceed five years after this Termination of Employment. The value of the Participant’s Account for which a distribution is being made shall be determined as of the last day immediately preceding the distribution date. Notwithstanding the foregoing, for purposes of this Section 4.7, a Participant’s transfer to an Affiliate that is not participating in the Plan will not be deemed to be a Termination of Employment.

(b)    Death. In the event of the death of a Participant all payments due to such Participant under the Plan shall be paid to the Participant’s Beneficiary in a single lump-sum cash payment as soon as administratively feasible following the Participant’s death. The value of the Participant’s Account for which a distribution is to be made to his Beneficiary shall be determined as of the last day immediately preceding the date of distribution. All payments to a Beneficiary under this Plan are subject to delivery to the Committee of such death certificate, letters testamentary, tax waivers, and other documents as the Committee may reasonably request.

(c)    Disability. A Participant who becomes Disabled while employed by the Company shall be eligible to receive a distribution of his vested Account balance in a single lump sum as soon as administratively possible following the date the Participant is determined to be Disabled. The value of the Participant’s Account for which a distribution is to be made shall be determined as of the last day immediately preceding the date of distribution.

(d)    Distributions to Foreign Participants. Notwithstanding anything herein to the contrary, a Participant who is a resident alien employed by the Company in the United States shall receive a distribution of his vested Account balance in a single lump sum twelve months following the date such Participant is no longer employed by the Company in the United States. The value of the Participant’s Account for which a distribution is to be made shall be determined as of the last day immediately preceding the date of distribution. The Company shall have the right to withhold or deduct from all payments under this Section 4.7(d) any amounts as may be required under any income tax or other law of the United States or any other jurisdiction. Upon distribution to a Participant pursuant to this Section 4.7(d), such individual shall no longer be a Participant in the Plan.

(e)    Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control the Company shall, as soon as administratively feasible thereafter, but in no event longer than ninety (90) days following the Change in Control, pay to each Participant in a single lump-sum cash payment, the Participant’s Account balance.

(f)    Subsequent Elections. A Participant may elect to subsequently change the time and form of payment under his Account in accordance with Treasury Regulations section 1.409A-2(b), provided that the following conditions are met: (a) such election does not take effect until at least twelve (12) months after the date on which the election is made; (b) the payment is deferred for a period of five (5) years from the date it would otherwise have been paid; and (c) such election is made not less than twelve (12) months before the date the payment was scheduled to commence. The subsequent election must be made by filing a subsequent election form with the Committee on or before the close of business at least one year before the previous payment date(s). For purposes of this Section 4.7(f), a payment is each separately identified amount to which the Participant is entitled under the Plan. In elaboration of the foregoing, each payment in a series of installment payments is treated as the entitlement to a single payment and a subsequent election may be made with respect to a single installment or all installments. Notwithstanding the foregoing, each Participant shall be limited to a single subsequent election with respect to such amounts credited to his Account and such subsequent election period shall be limited to five (5) years from the date to such amounts would otherwise have been paid.

4.8    Form of Distribution

Except as set forth in Section 4.7(a), all distributions with respect to a Participant’s Account as provided in Section 4.7 shall be made in cash in a single lump-sum payment. Distributions made pursuant Section 4.7(a) shall be made in a lump sum or installments per the Participant’s election. In the event a Participant fails to elect a time and/or form of payment, the Participant’s Account shall be distributed in cash in a single lump-sum payment as soon as administratively feasible following the date that is twelve months after the Participant’s Termination of Employment. The value of the Participant’s Account for which a distribution is being made shall be determined as of the last day immediately preceding the distribution date. For purposes of Code Section 409A, any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

4.9    Loans

A Participant shall not be permitted to take any loans from his Account under the Plan.

Article 5    Accounts; Credited Earnings

5.1    Accounts

The Committee shall maintain, or cause to be maintained, an Account for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan, and which interest is attributable to Excess Employee Pre-Tax Contributions, Excess Matching Contributions, Excess Core Contributions, Excess Profit Sharing Contributions, Excess Transition Enhancement Contributions and any Credited Earnings credited to such Participant under the Plan, as adjusted to reflect charges against such Account. In addition to the foregoing

Accounts, the Committee shall maintain, or cause to be maintained, such other accounts, subaccounts, records or books as it deems necessary to properly provide for the maintenance of Accounts under the Plan, and to carry out the intent and purposes of the Plan. Such sub-accounts or other separate accounts shall include any Excess Employee Pre-Tax Contributions subaccount, Excess Matching Contributions subaccount, Excess Core Contributions subaccount, Excess Profit Sharing Contributions subaccount and Excess Transition Enhancement Contributions subaccount as may be applicable to account for each such separate type of contributions and the Credited Earnings attributable thereto. The Participant’s Account and any other subaccounts maintained in the name of a Participant shall comprise the Participant’s Account under the Plan.

5.2     Credited Earnings

With respect to a Participant’s Excess Employee Pre-Tax Contributions, Excess Matching Contributions, Excess Core Contributions, Excess Profit Sharing Contributions and Excess Transition Enhancement Contributions, a Participant shall be entitled to select on a prospective basis, the investment measure for such contributions from among the investment vehicles made available for such purpose under the Retirement Savings Plan, except as may otherwise be provided by the Committee. The applicable subaccounts of a Participant’s Account shall be adjusted periodically to reflect the Credited Earnings of the particular investment fund(s) selected by the Participant. A Participant shall make an initial designation of investment fund(s) for the applicable subaccounts of his Account upon commencement of participation in the Plan in such form and in such manner as may be prescribed by the Committee. In the event a Participant fails to designate a particular investment fund or funds for all or a portion of the applicable subaccounts of his Account, then the applicable portion of the Participant’s Account shall be deemed to be invested in the default investment fund selected as such by the Committee. Credited Earnings shall be allocated to the applicable subaccounts of a Participant’s Account at the same time and in the same manner as allocated under the Retirement Savings Plan. The Committee shall make all determinations with respect to the applicable Credited Earnings and with respect to the crediting of such Credited Earnings to the applicable subaccounts of a Participant’s Account, and such determinations shall be final and binding on all interested parties.

5.3    Adjustment of Accounts

Contributions shall be credited to the Accounts of Participants as provided in Sections 4.1, 4.2, 4.3, 4.4 and 4.5. Credited Earnings, if any, shall be credited to such subaccounts as provided in Section 5.2 above, as applicable. Charges to a Participant’s Account to reflect any distribution payments with respect to such Participant under the Plan shall be as of the date of any such payment. A Participant’s Account shall also be adjusted and charged for any administrative expenses or applicable taxes as are applicable to such Participant’s Account to the extent that such expenses and taxes are not separately paid for by the Company.

5.4    Account Balances

As of any relevant date, the balance credited to a Participant’s Account shall be the value of the balance standing to the credit of his Account upon the completion of the valuation as of the close of the last preceding day, adjusted to reflect any credits or charges made to such

Account since such date or dates, including, without limitation, those adjustments to reflect Excess Contributions to and payments from such Account. For purposes of making distributions or other payments with respect to a Participant under the Plan, the Participant’s balance credited to his Account as of any relevant date, shall also include any Excess Contributions to be credited under the Plan on his behalf which have not been credited to his Account as of such date and to which he is otherwise entitled as of the date of distribution or payment.

5.5    Account Statements

The Committee shall periodically provide Participants with a statement concerning the status of his Account.

Article 6    Administration

6.1    Administration

The Committee shall administer this Plan in a manner consistent with an unfunded plan that is not intended to meet the qualification requirements of Code Section 401. The Committee shall have the full power, discretion and authority to interpret, construe and administer this Plan, and to establish and maintain rules and procedures to administer this Plan. The Committee shall establish and maintain such accounts or records that the Committee may from time to time consider necessary. The Committee may engage or designate such persons as it shall determine to perform on its behalf the services required of it hereunder, and may, by a written instrument:

(a)    designate one or more of them to execute all documents and other instruments proper, necessary, or desirable in order to effectuate the purposes of the Plan, and

(b)    change any such designation theretofore made, and any Committee member may revoke any such designation theretofore made.

An employee of the Company, or an unaffiliated person or entity designated by the Committee, shall be deemed to be the Plan Administrator within the meaning of section 3(16)(A) of ERISA. If no such employee shall be so designated, the Committee shall be deemed to be the Plan Administrator for this purpose to the extent applicable.

6.2    Finality of Determination

All determinations of the Committee shall be final, binding and conclusive upon the Company and all employees who shall have become Participants in the Plan in accordance with the applicable provisions of the Plan, as well as their respective heirs, administrators, executors, successors, and assigns.

6.3    Indemnification

The members of the Committee, its agents, officers, directors, and employees of the Company shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party, or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

6.4    Unsecured Interest

No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Article 7    Funding of the Plan

7.1    Funding

All amounts paid under this Plan shall be paid from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between the Company or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of the Company.

7.2    Creation of Rabbi Trust

The Company may elect, at any time and in its sole discretion, to establish a grantor, or “rabbi,” trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. If so established, the Company shall contribute to the rabbi trust assets that shall be held subject to the claims of the Company’s creditors, in the event of the Company’s insolvency, until such assets shall be paid to Plan Participants or their Beneficiaries.

Article 8    Merger, Amendment and Termination

8.1    Effect of Merger, Consolidation, Acquisition or Reorganization

In the event of a merger, consolidation, acquisition or reorganization where the Company is not the surviving organization, this Plan shall terminate with respect to such Participating Employer, no additional benefits shall accrue for the Employees of such organization, and unpaid vested benefits shall be paid upon the termination of the Plan with respect to the Company.

8.2    Amendment and Termination

The Company may amend, modify, or terminate this Plan at any time and in any manner. No such amendment or termination shall deprive any Participant of his Retirement Benefits accrued at the time of such amendment or termination. Notice of such amendment or termination shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan. In the event of a termination of the Plan, pursuant to this Section 8.2, no further benefits shall accrue under this Plan, and amounts which are then payable shall continue to be an obligation of the Company and shall be paid as scheduled.

Notwithstanding any other provision of the Plan to the contrary, the Plan may be amended at any time and in any manner that the Committee determines, in its sole and absolute discretion, to be necessary to ensure that the Plan and all benefits thereunder comply with the requirements of Code Section 409A.

Article 9    Claims Procedure

9.1    Claims Procedure

The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The denial of the claim will be final without the right of review unless the Participant appeals such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee at the following address:

Versum Materials, Inc.

c/o Employee Benefits Plan Committee

7201 Hamilton Blvd.

Allentown, PA 18195

The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will make a decision in writing within 60 days of receiving the request for review, unless special circumstances require an extension of such period. The decision on review will be in writing and will include specific reasons and references to the pertinent Plan provisions on which the decision is based.

9.2    Finality of Committee Determinations

Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs and personal representatives.

9.3    Additional Claim Information

(a)    Authorized Representative. Any claimant may be represented by an authorized representative. The Committee may, however, determine reasonable procedures to determine whether an individual is authorized to act on behalf of an individual.

(b)    Administrative Safeguards. The Committee shall determine administrative safeguards designed to ensure and verify that all determinations are made in accordance with governing Plan documents and that all Plan provisions are applied consistently with respect to similarly situated claimants.

(c)    Tolling of Response Periods. The review periods described in Section 9.1 shall be tolled for periods during which the claimant is responding to a request for additional information that the reviewing entity has determined is necessary to process the claimant’s claim. The claimant shall have 45 days to provide the requested information. The review periods described in Section 9.1 shall recommence on the earlier of (i) the date the claimant provides the requested information, or (ii) the end of the 45-day period.

(d)    Exhaustion of Remedy. No claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until he has first exhausted the procedures set forth in this Article 9.

(e)    All interpretations, determinations, and decisions of the reviewing entity with respect to any claim will be its sole decision based upon the Plan documents and will be deemed final and conclusive. If an appeal is denied, in whole or in part, however, a claimant shall have a right to file suit in a state or Federal court.

Article 10    General Provisions

10.1    No Right to Continuing Employment

Nothing in this Plan shall (a) interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or (b) confer upon any Participant any right to continue in the employ of the Company. The Company may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as an Employee under this Plan.

10.2     Beneficiary Designations

Each Participant may designate a Beneficiary or Beneficiaries (who may be named jointly or successively), to whom survivor benefits under this Section 10.2 are to be paid upon such Participant’s death. Each such designation must be made and delivered to the Committee during the Participant’s lifetime, must be made in writing on a form prescribed for that purpose by the Committee and in conformity with the Committee’s applicable procedures, shall be effective when filed with the Committee, and shall revoke all prior designations (without the consent of a prior Beneficiary being required, except a spousal consent if required by law). In the event that a Participant has designated more than one Beneficiary without specifying the percentage interest of each Beneficiary, then each such Beneficiary shall have the same percentage interest. If no Beneficiary is designated or if no designated Beneficiary survives the Participant, the applicable benefit shall be payable to the Participant’s beneficiary as determined under the Retirement Savings Plan.

10.3     Non-alienation of Benefits

No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Section 10.3, no benefit amount payable under the Plan shall be payable until and unless any and all amounts representing debts or other obligations owed to the Company by the Participant shall have been fully paid. In cases of a marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. In the event a Participant’s benefits under the Retirement Savings Plan are subject to a qualified domestic relations order as defined in section 414(p) of the Code, the supplemental benefits provided by this Plan shall be calculated and paid as if no qualified domestic relations order was in existence.

10.4     Offset

Notwithstanding any provisions of this Plan to the contrary, the Company may offset any amounts to be paid to a Participant (or to his Beneficiary) hereunder against any amounts which such Participant may owe to the Company.

10.5    Payments to Minors; Incapacity of Recipient

(a)    Any amount payable to or for the benefit of a minor, an incompetent person, or any other person incapable of receipt thereof may be paid to such person’s guardian, to any trustee or custodian holding assets for the benefit of such person, or to any person providing, or reasonably appearing to provide, for the care of such person, and such payment shall fully discharge the Committee, the Company, and this Plan with respect thereto of their obligations under this Plan.

(b)    If a court of competent jurisdiction determines that the Participant or any other person entitled to benefits under this Plan is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such Participant or other person to be made to a court-appointed guardian without any responsibility to see to the application of such payments. Any payment made pursuant to such power shall, as to the amount of such payment, operate as a complete discharge of the Company, of its obligations under this Plan.

10.6    Binding on the Company, Participants and Their Successors

It is intended that the Company is under a contractual obligation to pay a Participant the amount of his vested Account balance when the Participant is eligible to receive and elects to receive a distribution from the Plan. All payments of benefits under this Plan shall be made out of the Company’s general assets. The provisions of this Plan shall be applicable with respect to the Company and each Affiliate separately, and the Company or Affiliate of the particular Participant hereunder shall pay amounts payable. In the event any Participant becomes entitled to a benefit under this Plan based on service with the Company and one or more Affiliate, the benefit obligations under this Plan shall be apportioned among the Company and such Affiliates as determined by the Committee.

10.7    Governing Law

Except to the extent preempted by federal law, this Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. All disputes arising hereunder shall be brought in a forum convenient to the Company, and the Participant, by participating in the Plan, hereby consents to any such forum as the Company may determine in its sole discretion.

10.8    Severability

In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.

10.9    Interpretation

In the event an ambiguity arises between the terms of this Plan as set forth herein and any communication, statement, or inference of any kind, whether or not in writing, made by any person, the terms of this Plan, subject to the Committee’s interpretation, shall control.

10.10    Limitations on Liabilities

No liability shall attach to or be incurred by any officer or director of the Company under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith. As a condition precedent to participation in this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by a Participant and by any and all persons claiming under or through a Participant or any other person. Such waiver and release shall be conclusively evidenced by any act of participation in or the acceptance of benefits under this Plan.

10.11    Plan Expenses

The books and records to be maintained for the purpose of this Plan shall be maintained by the Company at its expense and shall be subject to the supervision and control of the Committee. All expenses of administering this Plan shall be paid by the Company either from funds set aside or earmarked under the Plan or from other funds. Each Affiliate shall reimburse the Company for expenses of administering this Plan that the Company elects to pay, with the Affiliate’s portion of the expenses to be determined by the Committee.

10.12    Withholding

The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law or elected by a Participant to be withheld with respect to such payments as may be required under any income tax or other law, whether of the United States or any other jurisdiction. To the extent a Participant is subject to FICA taxes with respect to benefits accrued but not yet payable under the Plan pursuant to Code section 3121(v), as a condition of participation hereunder, each such Participant shall direct the Company to withhold from his current salary amounts thereby due and payable.

10.13    Tax Effect

Neither the Company, the Committee, nor any firm, person, or corporation represents or guarantees that any particular federal, state, or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with his own advisers regarding the tax consequences of participation in this Plan.

10.14    Effect on Other Employee Benefits

Amounts credited or paid under this Plan shall, to the extent allowable under applicable law, not be included in creditable compensation when computing benefits under any other Company-sponsored employee benefit plan. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans. The benefits of the Participant or any other person entitled to benefits under this Plan shall be in addition to any benefits paid or payable to, or on account of the Participant or such other person under any other pension, disability, equity, annuity or pension plan or policy whatsoever. Nothing herein contained shall in any manner modify, impair or affect any existing or future rights of a Participant to receive any employee benefits to which he would otherwise be entitled or to participate in any current or future employee benefit plan of the Company, or any other supplemental arrangement which constitutes a part of the Company’s regular compensation structure.

10.15    Gender and Number; Headings

Except when otherwise indicated by the context, any masculine terminology when used in this Plan document shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the Plan text shall control.

10.16    Section 409A Compliance

This Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the

Effective Date. In the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to actual payment to such Participant of such amount, the Company may, subject to Section 8.2 above, (a) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments under the Plan may not be made at the time contemplated by the terms of the Plan, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant who is a “specified employee” within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. The Company shall use commercially reasonable efforts to implement the provisions of this Section 10.16 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors, representatives or agents shall have any liability to Participants with respect to this Section 10.16.

In Witness Whereof, the authorized representative of the Company have signed this document on             , 2016, effective as of             , 2016.

VERSUM MATERIALS, INC.

By:

Its:

Attest:

By:

Its: